EX-21
                      SUBSIDIARIES OF THE COMPANY

                      SUBSIDIARIES OF THE COMPANY

Senz-It, Inc., a California corporation.
Isotec, Inc., a Colorado corporation.
Technology Development International, Inc., a Colorado corporation